Exhibit 10.37

THE PARTIES

I.On the one part, OTIS MOBILITY, S.A., a company, with registered office at calle Golfo de Salónica 73, 28033 Madrid, and tax identification number (NIF) A-28011153. It is registered with the Commercial Registry of Madrid, at tomo 251, Folio 70, Hoja 6896. This party is represented by Ms. Lorea Garcia Jauregui, with Spanish XXXXXX number XXXXXXXX, who is authorised to enter into this contract. This party shall be hereinafter referred to as the “Company”.
II.On the other part, Mr. ENRIQUE MINARRO VISERAS, of legal age, of Spanish nationality, with professional address at XXXXXXXXXXXXX and with identity card number XXXXXXXX. This party shall be hereinafter referred to as “Mr. Minarro”.
The Company and Mr. Minarro will be jointly referred to as the “Parties” and each of them individually and indistinctly as a “Party”.

WHEREAS
I.On October 26th, 2023, Mr. Minarro was appointed as a member to the board of directors of the Company (the “Board of Directors”) and was previously elected as President of Otis EMEA by OWC (as defined below).
II.The parties have agreed to enter into this Contract (the “Contract”), pursuant to article 249.3 of the Spanish Corporations Law, to set out the terms and conditions under which Mr. Minarro shall provide services as President of the Company, and also his relationship as President of EMEA.
III.This Contract and all its terms and conditions, including the remuneration payable to Mr. Minarro, have been approved by the Board of Directors on 26th October 2023.
IV.In view of the foregoing, the Company and Mr. Minarro have agreed to enter into this Contract, in accordance with following:

CLAUSES
1.STATEMENT OF PRINCIPLES
This Contract is based on the mutual trust of the parties, who will exercise their rights and comply with their obligations in good faith. Mr. Minarro undertakes to perform his duties with the utmost interest, loyalty, dedication and professionalism and shall use best efforts to promote and serve the best interests of the Otis Group. In this Contract, Otis Group means Otis Worldwide Corporation (“OWC”) and any direct or indirect subsidiary or affiliate thereto.

2.PURPOSE OF THE CONTRACT
The purpose of this Contract is the performance by Mr. Minarro of his duties as President of EMEA (including his duties as President for the Company) hereinafter referred jointly as “President of EMEA”, for the term and compensation, and subject to the other terms and conditions, provided in this Contract.

3.TERM OF THE CONTRACT
Notwithstanding clause 10, this Contract will come into force on the date hereof and will be in force for as long as Mr. Minarro holds the office of President of EMEA Operations.

4.RANK AND DUTIES OF MR. MINARRO
4.1Rank
Mr. Minarro will hold the office of President of EMEA and, in that capacity, will be responsible for the management of the Company as well as any other companies of the Otis Group in EMEA based on the authority that is granted to him by the Corporations Law and the by-laws of the Company and OWC.
From time to time, Mr. Minarro may be appointed (and Mr. Minarro agrees to act) as a director, with executive powers or otherwise of other companies of the Otis Group (which for the avoidance of doubt, includes any subsidiaries or affiliates of the Company), as well as a representative of the Company or manager of other companies or divisions of the Otis Group in any governing body of the same.
4.2Duties
In his capacity as President of EMEA, Mr. Minarro will perform all actions reasonably required in order to carry out the tasks and duties involved in holding of his position and lawful instructions imparted by the Chair, Chief Executive Officer and President of OWC.
4.3Exclusivity
During the term of this Contract and unless otherwise approved by the Board of Directors in writing, Mr. Minarro will work exclusively for the Company and other Otis Group companies. Accordingly, during the term of this Contract Mr. Minarro shall not, directly or indirectly work for, or provide services to, any third party other than the Company or other companies of the Otis Group, or work freelance, even if the activities performed do not compete with those of the Company or the Otis Group.

5.WORKPLACE
Mr. Minarro will render his services to the Company at the headquarters of the Company currently located in Madrid or from his home address. The Company reserves the right to change its headquarters or the place from where Mr. Minarro will provide his services, should this be necessary or appropriate for the performance of his duties.
Mr. Minarro will travel to any domestic or foreign location when necessary or appropriate to carry out his duties.

6.AVAILABILITY AND ANNUAL LEAVE
6.1Availability
Mr. Minarro shall be fully available to provide his services and will devote all the time and effort necessary to such end.
6.2Annual leave
Mr. Minarro’s will receive annual leave entitlement of 30 calendar days, which leave will be taken at such times that are convenient to both Mr. Minarro and the Company and in accordance with the Company’s leave policy.

7.RESOURCES
The Company will provide Mr. Minarro with any material and human resources necessary for the provision of his services under this Contract, including, but not limited to, a suitable office at the corporate domicile or operational headquarters of the Company, IT equipment and secretarial support.

8.REMUNERATION AND BENEFITS
8.1General
Mr. Minarro will be entitled to the remuneration set out in the following provisions, which is consistent with the remuneration system of the Company.
8.2Fixed remuneration
Mr. Minarro will be entitled to a gross annual salary of USD 700,000 (the “Salary”). The Salary will be payable in 14 installments at the end of each month (with an extra installment paid in July and December) by bank transfer to Mr. Minarro’s nominated € account. Each monthly installment of Salary shall be converted and paid to Mr. Minarro’s € account using the 5-year average conversion rate from USD to EUR published by OANDA in effect at the end of the most recently completed calendar quarter (e.g., the installments payable for October, November and December of 2023 will be based on the 5-year average conversion rate for the quarter ending September 30, 2023).
The Salary will be reviewed annually based on business and personal performance. Mr. Minarro will be eligible for annual merit increases starting in 2024.
The Salary established in this provision shall be reduced by any other remuneration that may be payable to Mr. Minarro by any other company of the Otis Group.
8.3Short term incentive plan participation
Mr. Minarro is eligible to participate in the OWC Executive Short-Term Incentive Plan (the “STI”), governed by Delaware law. Mr. Minarro’s target annual STI opportunity is 90% of his Salary in effect hereunder at the end of each applicable year and shall be calculated by reference to the Salary payable hereunder without regard to any reduction pursuant to the last paragraph of clause 8.2. Notwithstanding the preceding sentence, Mr. Minarro’s 2023 STI award will be pro-rated (92/365) to reflect the fact that his employment commenced on October 1, 2023. The actual amount of the potential STI payment is based on the rules of the STI. STI awards payable to Mr. Minarro will be converted from USD to € using the 5-year average conversion rate from USD to EUR published by OANDA for the most recently completed calendar quarter ended prior to the payment of the STI award.
8.4Long term incentive plan participation
Mr. Minarrro will be eligible to receive grants of equity awards as determined annually in the sole discretion of OWC’s Compensation Committee under the OWC 2020 Long-Term Incentive Plan (the “LTI”) or any successor plan thereto. The LTI is a global plan governed by Delaware law and obligations and rights described in the LTI and Mr. Minarro’s award agreements are not part of this Contract. The Company is in no way liable for any obligations set under the LTI (except for certain withholding obligations).
Mr. Minarro will be granted a 2023 LTI award on November 1, 2023 with a grant value of USD 2,500,000 comprised of Performance Stock Units (“PSUs”) (50% of grant value), Restricted Stock Units (“RSUs”) (25% of grant value) and Stock Appreciation Rights (“SARs”) (25% of grant value). The number of shares underlying these PSUs and RSUs and the number of SARs to be granted will be determined by OWC in accordance with its established grant practices. These awards will be subject to the applicable schedule of terms. Mr. Minarro will also be eligible for a 2024 LTI award as part of OWC’s regular annual grant cycle.

8.5Nature of incentives
STI and LTI payments, if any, are optional remuneration which amount and nature are fully discretionary. The nature of these special payments remains unchanged even if they have been made several times. Mr. Minarro does not acquire any right to be paid such incentives.
8.6Company car
Mr. Minarro will be entitled to the use of a car on the same terms and conditions as provided to the most senior executives employed by the Company.
8.7Sign-on compensation
Mr. Minarro will be paid a one-time cash sign-on bonus of USD 350,000 to offset forfeited compensation at his former employer and as an incentive to commence employment. The sign-on compensation will be paid within 60 days of October 1, 2023. The sign-on bonus will be converted from USD to € using the 5-year average conversion rate from USD to EUR published by OANDA for the calendar quarter ending September 30, 2023. If Mr. Minarro voluntarily terminates his employment with the Company prior October 1, 2025, Mr. Minarro will be required to repay to the Company the gross amount received in respect of the sign-on bonus.
Mr. Minarro will also be granted RSUs pursuant to the LTI on November 1, 2023 with a grant value of USD 2,565,000 to offset forfeited equity awards at his former employer. 50% of the RSUs will vest on November 1, 2024 and 50% will vest on November 3, 2025, subject to the applicable schedule of terms. The number of shares underlying the RSUs will be determined by OWC in accordance with its established grant practices.
8.8Other benefits
Mr. Minarro be provided with other benefits that are customarily provided to executives employed by the Company. In addition, Mr. Minarro will be reimbursed for annual financial counseling for up to USD 16,000 and the Company will pay all expenses related to a complete annual health exam, offered through Executive Health Examinations International. The reimbursement for financial counselling will be converted from USD to € using the closing day spot conversion rate as published OANDA on the date Mr. Minarro is billed for the financial counselling services.
8.9Withholdings
Withholdings on account of personal income tax and social security contributions payable by Mr. Minarro in accordance with applicable law, including those applicable to the remuneration in kind received by Mr. Minarro, will be deducted from the remuneration agreed in this Contract.

9.EXPENSES
Mr. Minarro may incur reasonable expenses in accordance with the Company’s expense reimbursement policy in performing his duties hereunder and will be reimbursed for such expenses in accordance with such policy.

10.TERMINATION OF THE CONTRACT
10.1Termination of the Contract by Mr. Minarro
Mr. Minarro may terminate this Contract at any time by providing at least 6 months’ prior written notice to the Company. If Mr. Minarro fails to give such notice, he must compensate the Company by paying an amount equivalent to the fixed gross remuneration set out in clause 8.2 that Mr. Minarro is being paid on the date of the termination of this Contract for the defaulted notice period.
The termination of this Contract by Mr. Minarro will trigger the resignation by Mr. Minarro with immediate effect of his office as a member of the Board of Directors of the Company, as well as of any directorship or office in any other companies of the Otis Group or in any other entities in the interest of the Company.

10.2Termination of the Contract by the Company
This Contract may be terminated by the Company at any time by decision of the Board of Directors.
This Contract will also terminate automatically in the event of (i) dismissal or non-renewal of Mr. Minarro as a member to the Board of Directors upon the expiry of his previous tenure, or (ii) revocation of all or a substantial part of the powers granted to Mr. Minarro as President of the EMEA, provided that no similar powers are subsequently granted to him.
In the event of termination of the Contract pursuant to this clause 10.2, Mr. Minarro will be entitled to severance in accordance with the terms and conditions of the OWC Executive Leadership Group Severance Plan, as amended from time to time.
No severance compensation whatsoever will be payable to Mr. Minarro if the Contract is terminated by the Company for cause, including, the serious and wilful breach by Mr. Minarro of his duties under this Contract or the infringement by Mr. Minarro of the law, the by-laws of the Company OWC’s Absolutes, or any regulations, policies or guidelines that may be applicable to Mr. Minarro or approved from time to time by the Board of Directors or any competent body of the Company or the Otis Group.
10.3Other causes of termination
This Contract will automatically terminate in the event that Mr. Minarro (i) dies, (ii) reaches the statutory minimum retirement age, (iii) is classified as civilly disabled or disabled for social security purposes in a degree equal or higher than total, or (iv) for a reason that make him incapable and unable to perform his duties for a period longer than nine months.
In the event of termination of the Contract pursuant to this clause10.3, Mr. Minarro will not be entitled to any severance compensation.

11.NON-COMPETITION AND NON-SOLICITATION
11.1Non-competition
To further ensure the protection of the Otis Group’s confidential information and business interest, Mr. Minarro agrees that during the term of this Contract and for a period of two years after the termination of the Contract for any whatsoever reason, Mr. Minarro will not accept employment with or provide services in any form to (including serving as a director, partner or founder, or entering into a consulting relationship or similar arrangements) a business that competes, directly or indirectly, with any of the Otis Group’s business as conducted during the term of this Contract (a “Competitive Business”) unless Mr. Minarro has first obtained the consent of the General Counsel of OWC or her or his delegate. The determination of status of a person or entity as a Competitive Business will be made by the General Counsel of OWC (or her or his delegate) in her or his sole discretion.
11.2Non-solicitation
Mr. Minarro agrees that during the Term of this Contract and for a period of two years after the termination of the Contract for any whatsoever reason, Mr Minarro shall not, directly or indirectly: (i) solicit any individual with whom Mr. Minarro had contact who is employed by the Otis Group at the time of such solicitation or who was employed by the Otis Group during the six-month period prior to the solicitation or the termination of the Contract, to terminate or refrain from rendering services to the Otis Group for the purpose of becoming employed by, or becoming a consultant to, any individual or entity other than the Otis Group, or (ii) induce or attempt to induce any customer, investor, supplier, licensee or other business relation of the Company (“Customer”) to cease doing business with the Otis Group, or in any way interfere with the relationship between any such Customer, on the one hand, and the Otis Group, on the other hand.

11.3    Compensation
Mr. Minarro acknowledges and agrees that the remuneration and other benefits provided in this Contract is a reasonable and sufficient compensation for the non-competition and non-solicitation obligations established in clauses 11.1 and 11.2.
11.4    Breach
Should Mr. Minarro breach the non-compete or non-solicitation obligations established in clauses 11.1 and 11.2, Mr. Minarro must pay the Company an amount equivalent to 12 months of the fixed remuneration established in clause 8.2 that Mr. Minarro is being paid on the date of the termination of this Contract. For the purposes of articles 1,152 and 1,153 of the Spanish Civil Code, this penalty does not exclude any other compensation for damages to which the Company may be entitled, nor will it release Mr. Minarro from his non-compete obligation.

12.NON-DISPARAGEMENT
Mr. Minarro agrees not to disparage or defame, through any public medium (including social media) the business reputation, technology, products, practices or conduct of the Otis Group or any member of the boards of directors or any executive officer of the Otis Group in their capacity as such. Nothing in this Contract or elsewhere shall prevent Mr. Minarro from making statements in confidence to an immediate family member or to an attorney for the purpose of seeking legal advice, or from making truthful statements when required by law, subpoena or the like.

13.CONFIDENTIALITY
13.1Purpose
For the purposes of this clause, “Information” is any economic, financial, technical, commercial, strategic, administrative or any other type of information that Mr. Minarro creates or has knowledge of at any time during the term of this Contract, as a consequence of the performance of his duties and any others that are assigned to him by the Company in accordance with this Contract, or that may be disclosed to Mr. Minarro verbally, in writing, or by any other means, as well as any analysis, compilation, study, summary, abstract or documentation. “Confidential Information” is all the information that Mr. Minarro has access to or creates, as a consequence (in the broadest sense) of this Contract, and that is classified as exclusive or confidential property, or due to its nature or the circumstances in which the creation or disclosure occurs, must, in good faith, be deemed confidential.
13.2Use
Mr. Minarro agrees to use the Information exclusively for the purpose of performing his duties under this Contract. Mr. Minarro must treat as and maintain confidential all the Confidential Information and, in particular, not disclose it to any third party or any other employee of the Company without the Company’s prior consent, except when carrying out the duties entrusted to him in this Contract or by law, and not reproduce, transform or, in general, use it in a manner other than that which is necessary for the performance of his duties. Mr. Minarro must also immediately return to the Company, at the Company’s request, during the term of this Contract or at any other time and automatically upon the termination of this Contract, any Confidential Information, held in any type of medium, disclosed to or created by Mr. Minarro.

14.PERSONAL DATA PROCESSING
14.1Processing of Mr. Minarro’s personal data by the Company
Mr. Minarro acknowledges and agrees that his personal data available to the Company, including but not limited to the information included in his CV, background check and in this Contract, as well as the information generated as a consequence of the performance of his duties may be processed by OWC and any other Otis Group Company. Mr. Minarro has been provided and acknowledges the content and scope of the Otis Employee Notice (that may vary from time to time).
Mr. Minarro declares that he has been informed that the laws of non-EU countries do not, in general, offer a level of protection to personal data equivalent to that offered by Spanish legislation.
The rights of access, rectification, cancellation and opposition can be exercised by sending a written communication to any member of the human resources department of the Company.
14.2Processing by Mr. Minarro of third party personal data
Mr. Minarro agrees that the following rules will apply to the processing of the personal data of third parties that he may carry our as a result of the performance of his duties: (i) data must only be processed following the instructions of the Company and in the performance of his duties; (ii) any processing of personal data must comply with the user, technical and organisational safety measures implemented by the Company and communicated to Mr. Minarro from time to time; and (iii) the data must remain confidential, even after the termination of this Contract for any reason, and must be returned to the Company upon the termination of this Contract together with any medium or document containing the data. Failure to comply with these obligations could amount to wrong-doing by the Company and/or Mr. Minarro, and a very serious breach of Mr. Minarro’s obligations that could entail the termination of this Contract.

15.COMPANY PROPERTY
15.1Duty of care
Mr. Minarro must keep all documents, objects and materials that he receives from the Company and/or any Otis Group Company safe and in good condition.
15.2Returning property upon termination
Upon the termination of this Contract for any reason, Mr. Minarro will deliver to the Company any documentation and records relating to the Company or any other company of the Otis Group, their clients, suppliers and any persons or companies that have had any dealings with the Company or any other companies the Otis Group. Mr. Minarro will not be entitled to retain any copies of such documentation.
Mr. Minarro must also return to the Company any property that he has received from the Company or any other company of the Otis Group, including but not limited to, the company car, mobile telephone or any other electronic device, hardware and software, credit cards, keys or access cards, and any other items belonging to the Company or any other company of the Otis Group that may be in Mr. Minarro’ possession or under his control.

16.USE OF EMAIL AND INTERNET ACCESS
Mr. Minarro will have Internet access and an e-mail account in order to carry out his duties. Mr. Minarro expressly agrees that such work tools belong to the Company. Therefore, Mr. Minarro must generally only use the Internet access and e-mail account for work related-reasons. However, the use of these tools for personal reasons is permissible as long as such use is reasonable, proportional and made in good faith, and provided that he respects the security measures protecting information and IT systems.
Any excessive and unreasonable use of these tools for purposes unrelated to work, or the breach of the Company’s information and IT systems security measures, will be considered a breach of the contractual obligation of good faith, regardless of whether or not Mr. Minarro profits personally from the breach or the Company incurs or not in losses.
The Company may access Mr. Minarro’s electronic communications (by e-mail and Internet) and monitor their use in order to: (i) verify the performance of this Contract (and, specifically, compliance with the foregoing paragraphs and any other internal policies notified to Mr. Minarro at any time under this Contract); (ii) guarantee the security of the Company’s information and IT systems; (iii) avoid any liability of the Company or any other company of the Otis Group as a result of any wrong-doing; and (iv) coordinate and guarantee the continued performance of Mr. Minarro’s activities after the termination of this Contract, in Mr. Minarro’s absence (e.g., due to illness or vacation) or if Mr. Minarro has not taken any other necessary measures to guarantee the management of electronic correspondence (e.g., activation of automatic replies or automatic forwarding tools).
Therefore, Mr. Minarro expressly accepts and authorizes the Company to access the e-mail account given to him by the Company and his browsing history, insofar as this is necessary to achieve the abovementioned goals.

17.CHANGE OF DETAILS
Mr. Minarro must inform the Company of any change to his personal or professional details that might be relevant for the purposes of the employment relationship, or for the Company’s social security and tax obligations. Failure to provide this information will exonerate the Company from liability.

18.PRIOR AGREEMENTS
Any prior contract or agreement, verbal or in writing, entered into with the Company or any other company or entity in connection with the subject matter of this Contract is expressly abrogated and replaced by this Contract.

19.GOVERNING LAW
In the absence of any express provision herein, this Contract will be governed by the Articles of Association of the Company, the Company’s Internal Code of Conduct, and any regulations and that may be approved from time to time by the Board of Directors or any competent body of the Company, as well as by Spanish corporate law and any other civil, commercial or administrative applicable common Spanish laws and regulations.

20.JURISDICTION
For the resolution of any and all disputes which may arise out of the interpretation, validity, enforceability, performance or termination of this Contract, the Parties hereby expressly submit to the Courts of the city of Madrid (villa de Madrid) waiving any other venue that it may correspond.

As witness, the parties initial each page and sign at the end of the two counterparts, in the place and on the date first indicated above.

OTIS MOBILITY, S.A.
P.p.

/s/ LOREA GARCIA JAUREGUI	/s/ ENRIQUE MINARRO VISERAS
Ms. Lorea Garcia Jauregui	Mr. Enrique Minarro Viseras
10/26/2023	10/26/2023